Exhibit 99.1

BeiGene Initiates Global Phase 2 Trial of Anti-PD-1 Antibody Tislelizumab  in Patients with Relapsed or Refractory Mature T-and NK-Cell Lymphomas

CAMBRIDGE, Mass. and BEIJING, China, April 16, 2018 (GLOBE NEWSWIRE) -- BeiGene, Ltd. (NASDAQ:BGNE), a commercial-stage biopharmaceutical company focused on developing and commercializing innovative molecularly targeted and immuno-oncology drugs for the treatment of cancer, announced today that the first patient was dosed in a global Phase 2 clinical trial of tislelizumab, an investigational anti-PD-1 antibody, in patients with relapsed or refractory mature T- and natural killer (NK)-cell lymphomas. Tislelizumab is also being studied in global Phase 3 trials in solid tumors, including non-small cell lung cancer, hepatocellular carcinoma, and esophageal squamous cell carcinoma, and two pivotal Phase 2 trials in China in relapsed/refractory classical Hodgkin lymphoma and urothelial cancer.

“We are pleased to be enrolling patients in our first global Phase 2 study in hematology of tislelizumab, for which we maintain global development and commercial rights,” commented John V. Oyler, Founder, Chief Executive Officer, and Chairman of BeiGene.

“We believe that patients with relapsed or refractory mature T-cell and NK-cell lymphomas represent a significant unmet need. There are no currently approved treatments for the majority of mature T-cell lymphomas, in particular extranodal NK/T-cell lymphomas.  We believe that these virally-associated diseases represent logical targets for checkpoint inhibition and we are excited to evaluate tislelizumab as a potential treatment option for these patients,” commented Jane Huang, M.D., Chief Medical Officer, Hematology, at BeiGene.

The Phase 2, open-label, multi-center trial is designed to assess the efficacy and safety of tislelizumab in patients with relapsed or refractory mature T- and NK-cell neoplasms. Patients will receive 200 mg of tislelizumab every three weeks in each of the trial’s two histological cohorts:

  Cohort 1 – patients with relapsed or refractory extranodal NK/T cell lymphoma (nasal or non-nasal type); and
  Cohort 2 – patients with other mature T-cell neoplasms, limited to histologies including peripheral T-cell lymphoma not otherwise specified (NOS), angioimmunoblastic T-cell lymphoma, and anaplastic large cell lymphoma.

Approximately 90 patients who had previously received appropriate first-line systemic therapy and experienced disease progression are planned to be enrolled in Greater China (including Hong Kong and Taiwan), Italy, Germany, France and the United States. The primary efficacy endpoint is objective response rate as determined by independent central review. Secondary endpoints include duration of response, progression-free survival, overall survival, rate of complete response or complete metabolic response, and time to response.

“Tislelizumab has shown promising anti-tumor activity and has been generally well-tolerated in clinical trials to-date in patients with a variety of cancers. We are excited to test the efficacy and safety of this agent in NK/-T cell lymphomas, where new treatment options are badly needed,” said Huiqiang Huang, M.D., Chief Physician at the Sun Yat-sen University Cancer Center, Guangdong Province, China, and a member of the steering committee of the trial.

For more information about the trial, patients and physicians should email BeiGene at clinicaltrials@beigene.com.

About Mature T- and NK-cell Neoplasms
T-lymphocytes (T-cells) are a type of white blood cell that can develop into lymphoma, or blood cancer. T-cell lymphomas account for approximately 10-15 percent of all non-Hodgkin’s lymphomas.i Natural killer (NK) cell neoplasms are more rare but are generally grouped with other T-cell lymphomas.ii The World Health Organization classifies several different types of leukemia under the term Mature (peripheral) T-cell Neoplasms (abnormal mass of tissue or blood), including: T-cell prolymphocytic leukemia, T-cell granular lymphocytic leukemia, aggressive NK-cell leukemia, adult T-cell lymphoma/leukemia (HTLV-1 positive), extranodal NK/T-cell lymphoma/ nasal type, enteropathy-type T-cell lymphoma, hepatosplenic gamma-delta T-cell lymphoma, subcutaneous panniculities-like T-cell lymphoma, mycosis fungoides/Sezary syndrome, anaplastic large-cell lymphoma, T-/null cell, primary cutaneous type; peripheral T-cell lymphoma; angioimmunoblastic T-cell lymphoma, anaplastic large-cell lymphoma, T-/null cell, primary systemic type.

About Tislelizumab
Tislelizumab (BGB-A317) is an investigational humanized monoclonal antibody that belongs to a class of immuno-oncology agents known as immune checkpoint inhibitors. It is designed to bind to PD-1, a cell surface receptor that plays an important role in downregulating the immune system by preventing the activation of T-cells. Tislelizumab has demonstrated high affinity and specificity for PD-1. It is potentially differentiated from the currently approved PD-1 antibodies in an engineered Fc region, which is believed to minimize potentially negative interactions with other immune cells, based on preclinical data. Tislelizumab is being developed as a monotherapy and in combination with other therapies for the treatment of a broad array of both solid tumor and hematologic cancers. BeiGene and Celgene Corporation have a global strategic collaboration for the development of tislelizumab in solid tumor cancers outside of Asia (except Japan).

About BeiGene
BeiGene is a global, commercial-stage, research-based biotechnology company focused on molecularly targeted and immuno-oncology cancer therapeutics. With a team of over 900 employees in China, the United States, and Australia, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is also working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients. BeiGene markets ABRAXANE® (nanoparticle albumin–bound paclitaxel), REVLIMID® (lenalidomide), and VIDAZA® (azacitidine) in China under a license from Celgene Corporation.iii

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding BeiGene’s advancement of, and anticipated clinical development, regulatory milestones and commercialization of tislelizumab. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials; BeiGene's ability to achieve market acceptance in the medical community necessary for commercial success; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent annual report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission.  All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact

Lucy Li, Ph.D.
+1 781-801-1800
ir@beigene.com

Media Contact

Liza Heapes
+ 1 857-302-5663
media@beigene.com

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i https://www.ncbi.nlm.nih.gov/pubmed/9209634

ii http://www.lymphoma.org/site/pp.asp?c=bkLTKaOQLmK8E&b=6300161

iii ABRAXANE®, REVLIMID®, and VIDAZA® are registered trademarks of Celgene Corporation.